SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 24, 2008

Roman Acquisition Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-52920	26-0808384
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10/75 Waterway Drive, Golden Coast Marine Precinct Coomera, QLD Australia	4209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  310-200-0677

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective June 24, 2008, the board of directors appointed Micheal Nugent to serve as a member of our board of directos.  Also effective June 24, 2008, Mr. Bruce Brandt resigned as a member of our board of directors and from all offices.  There was no known disagreement with Mr. Brandt on any matter relating to the Company’s operations, policies or practices.

On June 25, 2008, the board of directors appointed Micheal Nugent to act as our Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer.

Micheal Nugent, 45, a resident of Australia, holds offices and active roles with several private companies in the U.S. and Australia, including as the Founder, Chairman/CEO of Roadships America Inc. a private Nevada company that is developing Short Sea Shipping systems.  He is the Founder and President of Cycclone Magnetic Engines Inc., a private Nevada company that is developing engine technology.  He is the CEO of Endeavour Logistics Pty Ltdl, a private Australian company that consults with Australian Trucking companies.  He is also the Chairman/CEO of Adbax Pty Ltd., a private Australian company that provies truckside advertising as an affiliate of Truckads.  Mr. Nugent completed his discipline as a Diesel Fitter in 1983 with Cummins Diesel Sales and Service. Mr. Nugent is a member of the Australian Institute of Company Directors, The Marine Highways Cooperative, The Coastwise Coalition and The Advertising Federation of Australia.

There are no family relationships between Mr. Nugent and any of our directors or executive officers.

Mr. Nugent has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.  At this time, we do not have any employment agreement with Mr. Nugent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Roman Acquisition Corp.

/s/ Micheal Nugent
Micheal Nugent

Date:         June 27, 2008